EXHIBIT 10.1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release (the “Agreement”) is made between Joseph E. Cross and Nanophase Technologies Corporation (“NTC”).

Whereas, since December 1998, Mr. Cross has served as President and Chief Executive Officer of NTC pursuant to agreements most recently including that certain Employment Agreement between Mr. Cross and NTC dated and effective as of November 9, 1999, as amended (“Employment Agreement”); and

Whereas, Mr. Crass resigned his employment with NTC effective August 13, 2008; and

Whereas, Mr. Cross and NTC wish both to provide for an orderly transition that serves their mutual interests, and to resolve any past, present or future disputes between them.

Now, therefore, in consideration of the release, covenants, representations and obligations stated below, Mr. Cross and NTC agree as follows:

1. Separation Benefits. Subject to Mr. Cross complying with all his obligations under Paragraphs 2, 3, 5, 7, 8, 9 and 11 of this Agreement, NTC will provide him with the following benefits (collectively, the “Separation Benefits”):

A. Severance Pay, in the aggregate gross amount of $366,923.07, subject to tax, withholding and all other required deductions, paid in twenty-six equal bi-weekly installments of $14,112.43 each. The preceding installments shall begin on NTC’s first regular payday for salaried employees that occurs five days after the end of the “Revocation Period” (as defined in Paragraph 3.E of this Agreement), provided that NTC, in its discretion, may accelerate any or all installments of the Severance Pay.

B. Notice Pay, in the aggregate gross amount of $29,589.04, subject to tax, withholding and all other required deductions, paid in full on NTC’s first regular payday for salaried employees that occurs five days after the end of the Revocation Period.

C. If Mr. Cross and his dependents elect to continue participating in NTC’s group health insurance plan (the “Plan”) through COBRA, NTC will pay the monthly insurance premiums for such participation by Mr. Cross and his dependants for so long as the Severance Pay continues, provided that: (i) Mr. Cross and his dependants remain eligible to participate in the Plan, subject to all the terms and conditions of the Plan as may be in effect from time to time; and (ii) Mr. Cross pays a bi-weekly contribution of $169.00 toward the cost of the premiums for COBRA coverage under the Plan. In the absence of Mr. Cross and his dependants electing to continue participating in NTC’s Plan through COBRA, coverage of Mr. Cross and his dependants under the Plan will end on August 31, 2008.

D. NTC will pay to the aggregate gross amount of $10,000, subject to tax, withholding and all other required deductions, for outplacement services provided to, and outplacement expenses incurred by, Mr. Cross. This amount will be paid in full on NTC’s first regular payday for salaried employees that occurs five days after the end of the Revocation Period.

E. All unvested stock options previously granted to Mr. Cross will become fully vested and will become immediately exercisable, with such exercise continuing to be governed by all the terms and conditions of the respective grant instruments and the applicable stock option or equity compensation plan under which such options were awarded to Mr. Cross, provided that Mr. Cross shall have until August 13, 2009 to exercise any or all such stock options. All unexercised previously vested stock options that have been granted to Mr. Cross will continued to be governed by all the terms and conditions of the respective grant instruments and the applicable stock option or equity compensation plan under which such options were awarded to Mr. Cross, provided that Mr. Cross shall have until August 13, 2009 to exercise any or all such stock options.

F. NTC will not contest any claim for unemployment insurance benefits that Mr. Cross may file with the Illinois Department of Employment Security by September 15, 2008.

G. Mr. Cross acknowledges that NTC has made no representations to him concerning the tax consequences, if any, of the Separation Benefits to be provided to Mr. Cross under Paragraph 1 of this Agreement.

2. General Release. In consideration of the preceding Separation Benefits provided by NTC to Mr. Cross, which Separation Benefits are hereby acknowledged by Mr. Cross to be sufficient, just and adequate, Mr. Cross, for himself and his heirs, executors, administrators, legal representatives, agents, attorneys, successors and assigns, irrevocably and unconditionally hereby releases and forever discharges NTC, all its respective officers, directors, shareholders, predecessors, successors, affiliates, employees, insurers, benefit plans, equity compensation plans, legal representatives, agents, attorneys and assigns, of and from any and all administrative, judicial or other claims, actions, charges, suits, debts, dues, accounts, contracts, plans, controversies, agreements, promises, representations, warranties, damages and judgments, in law or equity, which Mr. Cross had, has or may hereafter have, whether known or unknown, from the beginning of time through the date Mr. Cross signs this Agreement, arising out of, relating to, or in any manner connected with any of the following:

A. All matters relating to Mr. Cross’ employment with, or termination as an officer, director and employee of, NTC.

B. All rights or claims to any compensation or benefits from NTC (specifically including any claim for severance pay or notice pay as provided under Sections 6(b) and 7(b) of the Employment Agreement), except as otherwise expressly provided in this Agreement.

C. All suits, claims, charges or causes of action arising under or in connection with: (i) Title VII of the Civil Right Act of 1964 as amended (42 U.S.C. §§ 2000e et seq.), the Civil Rights Acts of 1991, 1866 and 1871 as amended, the Americans With

Disabilities Act of 1990 (42 U.S.C. §§ 12101 et seq.), the National Labor Relations Act as amended (29 U.S.C. §§ 151 et seq.), the Employee Retirement Income Security Act of 1974 as amended (29 U.S.C. §§ 1001 et seq.), the Occupational Safety and Health Act of 1970 as amended (29 U.S.C. §§ 651 et seq.), the Fair Labor Standards Act as amended (29 U.S.C. §§ 201 et seq.), the Family and Medical Leave Act of 1993 as amended (29 U.S.C. §§ 2601 et seq., or the Illinois Human Rights Act as amended. (775 ILCS 5/1 et seq.); (ii) any federal, state or local law, statute, ordinance, regulation, order or public policy affecting or relating to the claims and rights of employees, directors, officers and shareholders, or any claims arising out of or in relation to any contract or common law right including without limitation any claim in tort or contract relating to the breach of an oral, written or implied contract, breach of an implied covenant of good faith and fair dealing, misrepresentation, defamation, interference with contract, interference with prospective economic advantage, retaliation, harassment, conspiracy, wrongful termination, intentional or negligent infliction of emotional or psychological injury, mental or emotional distress, mental anguish, negligence, humiliation, embarrassment, pain and suffering, loss of personal or professional reputation, loss of career opportunities, stigmatization or loss of job status or satisfaction; (iii) any employment-related claims for compensatory, consequential or punitive damages, equitable relief, attorneys’ fees or litigation costs, back-pay, front-pay, past or prospective benefits from individual, group or other insurance coverage or any other source, loss of salary, net accumulations, wages, expense reimbursements, vacations, earnings, interest or loss of any other incidents, terms or conditions of employment; and (iv) any claim for attorneys’ fees.

Mr. Cross and NTC agree that nothing in Paragraphs 2 or 3 of this Agreement waives any claims or rights that Mr. Cross may have which are not subject to his unilateral waiver under applicable law.

3. Age Claim Release. Mr. Cross specifically agrees that:

A. He is releasing any and all claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621 et seq.), as amended by the Older Workers Benefit Protection Act (and any comparable state or local laws), arising up to the date that he signs this Agreement.

B. The consideration he will receive is greater than normally provided by NTC’s policies to a person of his length of service and responsibility.

C. He has had an opportunity to consult with an attorney of his choice before he executed this instrument.

D. He has been given twenty-one days from the date he received this Agreement (or until September 5,2008) to decide whether to sign the document.

E. He has seven days after he signs this Agreement to revoke its execution (the “Revocation Period”). Mt. Cross agrees that if he revokes his execution of this

Agreement, he will immediately provide Nancy Baldwin, Director of Human Resources of NTC, with written notice of the revocation, transmitted to NTC by overnight delivery. In the event of such revocation, all obligations of NTC under this Agreement shall immediately cease. In the absence of such revocation, this Agreement will become effective on the eighth day after Mr. Cross signs it.

4. Resignation as Director. Pursuant to Section 7(c) of the Employment Agreement, Mr. Cross confirms that upon the conclusion of the Term of the Employment Agreement on August 13, 2008, he concurrently tendered his resignation as a director of NTC. NTC acknowledges that it has accepted Mr. Cross’ resignation as a director of NTC.

5. No Re-employment. Mr. Cross waives all claims to employment, re-employment or engagement with NTC. Mr. Cross affirmatively agrees not to seek employment, re-employment or engagement with NTC. Mr. Cross releases NTC from any future claims concerning any application for employment or engagement he makes in breach of this Agreement.

6. No Admissions. Mr. Cross acknowledges that the Separation Benefits provided by NTC, and its execution of this Agreement, are not an admission of wrongdoing of any kind on the part of the entities and persons hereby released, by whom wrongdoing of any kind is expressly denied.

7. Continued Obligations. Mr. Cross confirms the existence and enforceability of all his obligations to NTC, including those: (a) under Section 8 of the Employment Agreement; (b) under that certain Confidential Information and Proprietary Rights Agreement between NTC and Mr. Cross entered into on or about October 26, 1998; (c) under the Illinois Trade Secrets Act; (d) under NTC’s Insider Trading Policy and practices; and (e) under applicable law concerning his fiduciary duties to NTC as an officer and director possessing material insider information. Mr. Cross further agrees that: (x) if he is ever required by subpoena or order of any court or administrative agency to disclose any information concerning NTC, including its confidential or proprietary information of any kind, he will first notify NTC in writing immediately upon his receiving any such subpoena or order and before making any disclosure; and (y) upon NTC’s request, Mr. Cross will cooperate in any legal proceedings which in whole or part relate to any events or matters occurring while he was employed by NTC and/or about which he has relevant information, provided that NTC will reimburse Mr. Cross for the reasonable travel, lodging and food expenses that he incurs in connection with providing such cooperation, subject to NTC’s policy governing Employee Expense Reimbursement for Corporate Expenditures in effect on August 13, 2008.

8. Non-Disparagement. Mr. Cross agrees that he will not directly or indirectly make or cause to be made any statement or other form of communication that could be reasonably interpreted as disparaging the reputation or business interests of NTC or any of its respective officers, directors, shareholders, employees, customers, vendors or their representatives.

9. Return of NTC Property. Mr. Cross shall immediately return to NTC all its property in his possession or control, including without limitation: (a) keys, (b) all electronically-stored information created by or on behalf of NTC, or otherwise belonging to NTC, including all such information contained in any hard drive or computer owned by Mr. Cross; (c) all notes, documents and other written materials, including any copies, excerpts, summaries or compilations thereof; and (d) the 2008 Audi A6 car leased by NTC.

10. Integration, No Other Promises and Voluntary Signing. Mr. Cross acknowledges that: all the Separation Benefits provided by NTC are described in this Agreement; no other promise or agreement of any kind has been made to or with him by any person or entity whatsoever to cause him to execute this Agreement; this instrument (and the other documents referenced herein) constitutes the entire agreement between the parties; and he has knowingly signed this Agreement of his own free will, intending to be legally bound by it.

11. No Assignment. Mr. Cross warrants that he has not assigned any claim, action, cause of action, suit, contract, plan, controversy, promise, damages, award or judgments which he had, has or hereafter may have arising from any matters connected in any way with his employment by, or offices or directorship with, NTC or any claims released in this instrument.

12. Governing Law. This Agreement shall be construed in accord with and governed by the laws of the State of Illinois.

/S/ JOSEPH E. CROSS	NANOPHASE TECHNOLOGIES CORPORATION
JOSEPH E. CROSS

8/17/08	By:	/s/ Nancy Baldwin
Date		Nancy Baldwin
Director of Human Resources

8/18/08
Date

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